UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COLLEGIUM PHARMACEUTICAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Collegium Pharmaceutical Inc.

Supplement to Proxy Statement dated April 5, 2024

For the Annual Meeting of Shareholders

To be Held on May 16, 2024

Withdrawal of Director Nominee

This proxy statement supplement, dated May 10, 2024 (this “Supplement”), provides updated information with respect to the 2024 Annual Meeting of Shareholders of Collegium Pharmaceutical Inc. (the “Company”) to be held on May 16, 2024 (the “Annual Meeting”).

On or about April 5, 2024, the Company commenced mailing to its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) through which the Company is providing its shareholders access to its proxy materials, including the Notice of the Annual Meeting and the Definitive Proxy Statement for the Annual Meeting (together, the “Proxy Statement”). This Supplement describes a recent change in the proposed nominees for election to the Board of Directors (the “Board”) of the Company and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

Withdrawal of Director Nominee

As described in greater detail in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2024 (the “8-K Report”), Joseph Ciaffoni will step down from his positions of President and Chief Executive Officer of the Company effective May 24, 2024. Accordingly, he will not stand for re-election to the Board at the Annual Meeting. As a result, Mr. Ciaffoni’s name has been withdrawn from nomination for re-election to the Board. The Board has resolved to decrease the size of the Board from nine directors to eight directors effective immediately following the Annual Meeting.

Effective May 24, 2024, Michael Heffernan, will serve as the Company’s Interim President and Chief Executive Officer until the Company appoints a new President and Chief Executive Officer.

Voting Matters

The remaining nominees named in the Proxy Statement will continue to stand for re-election at the Annual Meeting. Notwithstanding Mr. Ciaffoni’s withdrawal as a nominee for re-election to the Board, the Notice of Internet Availability and the proxy card made available with the Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the remaining eight nominees named in the Proxy Statement, and any instruction to vote for Mr. Ciaffoni will be disregarded. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by shareholders will remain valid and will be voted at the Annual Meeting, unless changed or revoked as described in the Proxy Statement. None of the other agenda items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement.